Exhibit 10.9

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of August 5, 2024 (the “Grant Date”) by and between VIRTRA, INC., a Nevada corporation (the “Company”) and JOHN F. GIVENS II (the “Grantee”).

WHEREAS, the Company has adopted the 2017 Equity Incentive (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units.

1.1 Pursuant to Section 9 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of the Restricted Stock Units (the “Restricted Stock Units”) calculated in accordance with Schedule I. Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

1.2 The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company.

3. Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service1 through the applicable vesting date, and further provided that any additional conditions and performance goals set forth in Schedule I have been satisfied, the Restricted Stock Units will vest in accordance with the schedule (the period during which restrictions apply, the “Restricted Period”) set forth in Schedule I. Once vested, the Restricted Stock Units become “Vested Units.” In addition to Restricted Stock Units that may vest as a result of Grantee meeting the net income targets set forth in Schedule I, Grantee may be awarded a discretionary bonus should the Company achieve significant non-financial successes.

1“Continuous Service” means that the Grantee’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Grantee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. Any approved leave of absence, including sick leave, military leave or any other personal or family leave of absence, shall not be deemed an interruption of Continuous Service. A Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Grantee, shall not be deemed to result in a termination of Continuous Service for purposes of affected Awards.

3.2 The vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for Cause (as defined in Grantee’s Employment Agreement with the Company) or as a result of death or disability, at any time before all of his or her Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement. Any Restricted Stock Units that have been earned as a result of the Company’s operating results but not vested because of death or disability occurring prior to the Vesting Date, shall still be deemed to be vested and inure to the benefit of the Grantee or the Grantee’s estate, as the case may be.

3.3 The vesting schedule notwithstanding, if the Executive’s employment hereunder is terminated by the Company for any reason other than for Cause (as defined in Section 10(b) of the Employment Agreement) or if Executive voluntarily terminates his own employment for Good Reason, (as defined in Section 10(a) of the Employment Agreement) then the Company shall issue three times the maximum value of the current year’s RSUs available in Schedule I of the Restricted Stock Unit Agreement. The foregoing shall apply to any Change of Control (as defined in Section 11(d) of the Employment Agreement). For example, if the Executive’s employment is terminated for any reason other than cause in 2025, referring to Schedule I, the RSUs available are 137,482 + 34,371 = 171,853. The Executive would be issued (171,853 x 3) 515,559 RSUs.

3.4 The vesting schedule notwithstanding, the Compensation Committee of the Company’s Board of Directors shall have the discretion to declare the vesting of any number of Restricted Stock Units should the Company experience unusual results of operations, such as falling below the net profit threshold one year and exceeding the maximum net profit the following year, or should the Grantee make a significant contribution to the Company in terms of time and effort, which may not be evidenced by financial statement metrics, so long as the total number of Restricted Stock Units declared to be vested does not exceed that amount of “RSUs available” shown in Schedule I. Additionally, while a maximum net profit per year has been set for allocation of the available shares at this time, it is very possible that the Company will exceed these levels during the next 3 years and if such performance occurs, the Compensation Committee shall have the discretion to determine if additional compensation is in the best interests of the Company at that time.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

VirTra, Inc. Restricted Stock Unit Agreement – John F. Givens II – page 2

5. Rights as Shareholder; Dividend Equivalents.

5.1 The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

5.2 Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

5.3 The Grantee shall not be entitled to any Dividend Equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

6. Settlement of Restricted Stock Units.

6.1 Subject to 9 hereof, promptly following the vesting date, and in any event no later than September 1 of the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

6.2 Notwithstanding Section 6.1, in accordance with Section 9.6 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Grantee may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.

If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

6.3 To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units shall carry forward into the next fiscal year . The Grantee has no right or interest in any Restricted Stock Units that are forfeited.

7. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

VirTra, Inc. Restricted Stock Unit Agreement – John F. Givens II – page 3

8. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 4.4 of the Plan.

9. Tax Liability and Withholding.

9.1 The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment.

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

9.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

10. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

VirTra, Inc. Restricted Stock Unit Agreement – John F. Givens II – page 4

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Nevada without regard to conflict of law principles.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

14. Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

16. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17. Discretionary Nature of Plan. Reserved.

18. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent.

19. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

20. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[signature page follows]

VirTra, Inc. Restricted Stock Unit Agreement – John F. Givens II – page 5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Company”

VIRTRA, INC.

By:	/s/ Gregg Johnson
Name:	Gregg Johnson
Title:	Chair, Compensation Committee

“Grantee”

/s/ John F. Givens II
Name:	John F. Givens II

VirTra, Inc. Restricted Stock Unit Agreement – John F. Givens II – page 6

SCHEDULE I

Vesting Date	August 15, 2025		August 14, 2026		August 13, 2027
Net income target	$9,747,315	[1]	$10,965,729	[1]	$12,336,445	[1]
RSUs available	137,482		154, 667		174,000
Quantum value = 118,519 x $7.69 / lesser of 90-day VWAP or $7.69 =	116% of 118,519 = 137,482		*12.5%		*12.5%
Closing price as of 6/30 of prior year	$7.69		n/a		n/a
90-day VWAP	$11.82		n/a		n/a
Discretionary bonus	25% of RSUs available as shown in this column		25% of RSUs available as shown in this column		25% of RSUs available as shown in this column

The number of RSUs that vest will be in proportion to the percentage of the target that is achieved, with a threshold of 75%. For example, if 75% of $9,747,315 is achieved, 75% of 137,482 RSUs = 103,112 will vest.

(1)	Net income to exclude any one-off or extraordinary items – i.e., those that would appear in an adjusted EBITDA presentation